Exhibit 99.1

PRESS RELEASE

February 2, 2017	Contact: Cortney Klein (302) 571-5253 cklein@wsfsbank.com

WSFS to Present at the Keefe, Bruyette & Woods Winter Financial Services Symposium

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced that Rodger Levenson, Chief Corporate Development Officer and Dominic Canuso, Chief Financial Officer will be hosting one-on-one meetings with investors and analysts at the KBW Winter Financial Services Symposium on Thursday, February 9 in Boca Raton, FL.

Presentation Materials: The presentation materials are expected to be available on the investor relations page of the Company’s website, investors.wsfsbank.com at the end of business on Wednesday, February 8, 2017.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2016, WSFS Financial Corporation had $6.8 billion in assets on its balance sheet and $15.7 billion in fiduciary assets. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

# # #